Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Expands It’s Executive Team and

Hires Jay Stasz to the Newly Created Position of Senior Vice President of Finance and

Chief Accounting Officer

Harrisburg, PA., November 18, 2015 (GLOBE NEWSWIRE) — Ollie’s Bargain Outlet Holdings, Inc. (Nasdaq: OLLI) (“Ollie’s”) today announced the hiring of Jay Stasz as our Senior Vice President of Finance and Chief Accounting Officer. In this capacity, Mr. Stasz will report to John Swygert, Ollie’s Executive Vice President and Chief Financial Officer. Mr. Stasz begins his employment with Ollie’s today.

Mark Butler, Chairman, President and Chief Executive Officer, stated, “We are pleased to welcome Jay to our family. With his strong finance, accounting and retail experience, we believe that Jay, in this newly created position, expands our executive and finance teams, and we look forward to his contributions as we grow.”

Mr. Stasz comes to Ollie’s following 17 years with Sports Authority, where he held several positions, most recently the Senior Vice President of Finance and Accounting. Prior to joining Sports Authority, Jay worked for Deloitte.

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®. We offer name brand products, Real Brands! Real Bargains!®, in every department, from housewares, food, books and stationery, bed and bath, floor coverings, toys, hardware and other categories. We currently operate 202 store locations in 17 states across the Eastern half of the United States. For more information, visit www.ollies.us.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for to predict all of them. Such factors are set forth under “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”), including our prospectus. Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Relations Contact:

John Rouleau

ICR

203-682-8200

John.Rouleau@icrinc.com

Media Contact:

Dan Haines

Vice President, Marketing & Advertising

(717) 657-2300

dhaines@ollies.us